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Exhibit 99.4

        LETTER TO BROKERS, DEALERS
COMMERCIAL BANKS, TRUST COMPANIES
AND OTHER NOMINEES

Offer by
OXFORD AMHERST CORPORATION
a wholly owned subsidiary
of
ABBVIE INC.
to Exchange Each Outstanding Share of Common Stock of
PHARMACYCLICS, INC.
for
$152.25 in Cash and
$109.00 in Fair Market Value of Shares of Common Stock of AbbVie Inc.
or
$261.25 in Cash
or
$261.25 in Fair Market Value of Shares of Common Stock of AbbVie Inc.

(subject in each case to the election procedures and, in the case of an all-cash election or an all-stock election, to the proration procedures described in the prospectus/offer to exchange and this letter of election and transmittal)

        THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF APRIL 17, 2015, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

March 23, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by a wholly owned subsidiary of AbbVie Inc. ("AbbVie"), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of election and transmittal (together, the "offer"), to exchange for each issued and outstanding share of common stock of Pharmacyclics, Inc., at the election of the holder:

  •
  the mixed consideration ($152.25 in cash and a number of shares of AbbVie common stock equal to $109 divided by the volume weighted average sale price per share of AbbVie common stock as reported on the New York Stock Exchange for the ten consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, as calculated by Bloomberg Financial LP under the function "ABBV UN Equity AQR" (the "AbbVie closing trading price"));

  •
  the all-cash consideration ($261.25 in cash); or

  •
  the all-stock consideration (a number of shares of AbbVie common stock equal to $261.25 divided by the AbbVie closing trading price),

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less any applicable withholding taxes, and subject in each case to the election and proration procedures described in the prospectus/offer to exchange and the related letter of election and transmittal.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF APRIL 17, 2015, UNLESS EXTENDED.

        There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the Expiration Time.

        For your information and for forwarding to your clients for whose accounts you hold shares of Pharmacyclics Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The prospectus/offer to exchange;

          2.     The related letter of election and transmittal for your use in accepting the offer and tendering shares of Pharmacyclics Common Stock and for the information of your clients; and

          3.     A printed form of letter which may be sent to your clients for whose accounts you hold shares of Pharmacyclics Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the offer.

        AbbVie will not pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, ComputerShare, as the exchange agent, and other persons described in the section of the prospectus/offer to exchange titled "The Exchange Offer—Fees and Expenses," for soliciting tenders of share of common stock of Pharmacyclics, Inc. pursuant to the offer. Upon request, AbbVie will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent at the addresses and telephone numbers set forth on the back cover of the prospectus/offer to exchange.

Very truly yours,
Georgeson Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ABBVIE, OFFEROR, GEORGESON INC. AS THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99.4